Exhibit 99.2

1 January 27, 2016 Letter to Shareholders Q3 FY16 FY13 CIRRUS LOGIC, INC. 800 WEST SIXTH STREET, AUSTIN, TEXAS 78701

CIRRUS LOGIC®

January 27, 2016

Dear Shareholders,

Cirrus Logic's Q3 revenue was $347.9 million, up 13 percent sequentially and 16 percent year over year. On a GAAP basis, operating profit was 18 percent and EPS was $0.63. Non-GAAP operating profit and EPS were 23 percent and $0.82, respectively. As previously announced, our sales for the quarter were below our expectations as we experienced weaker than anticipated demand for certain portable audio products. This weakness escalated over the last few weeks of December and has resulted in a significant reduction in our revenue forecast for the March quarter.

While sales in Q3 and our outlook for Q4 were below expectations, FY16 remains an outstanding year overall as we anticipate 27 percent year-over-year growth, based on the midpoint of Q4 guidance. We have expanded share and content with existing customers, ramped 55 nanometer products and increased our served available market (SAM) considerably with the introduction of digital headset products. More importantly, we have executed on numerous strategic initiatives, including several new products that we expect to drive strong growth in FY17, particularly in the second half of the year. We remain highly focused on delivering a broad platform of innovative audio and voice components that target the rapidly growing mobile phone, smart accessory and digital headset markets. With a compelling portfolio of sophisticated products including hardware, software and algorithms and a solid customer base comprised of many industry leaders, we are extremely optimistic about our future outlook.

Figure A: Cirrus Logic Q3 FY16 GAAP to Non-GAAP Reconciliation

	GAAP	Other	Non-GAAP
Revenue	$347.9		$347.9
Gross Margin Dollars	$164.9	$0.2	$165.1
Gross Margin Percent	47.4%		47.5%
Operating Expense	$101.0	($16.3)	$84.7
Operating Income	$63.9	$16.5	$80.4
Operating Income Percent	18%		23%
Other Income / (Expense)	($1.5)		($1.5)
Income Tax Benefit / (Expense)	($21.0)	($3.7)	($24.7)
Net Income	$41.4	$12.7	$54.1
Diluted EPS	$0.63	$0.19	$0.82

*Complete GAAP to Non-GAAP reconciliations available on page 12

$ millions, except EPS

2

3 Revenue and Gross Margins Revenue for the third quarter was $347.9 million, up 13 percent sequentially and 16 percent year over year, primarily due to growth in portable audio products. These results reflect lower than anticipated sales of certain portable audio components as weakness in this product line escalated in the last few weeks of December. Two customers each contributed more than 10 percent of total revenue in the December quarter, representing 76 percent and 11 percent of sales. Our relationship with our largest customer remains outstanding with design activity continuing on various products. While we understand there is intense interest in this customer, in accordance with our policy, we do not discuss specifics about our business relationship. In the March quarter, we anticipate revenue will range from $210 million to $240 million, representing a decrease of 35 percent sequentially and 12 percent year over year at the midpoint. This decline is primarily associated with continued weakness in portable audio. Despite the near-term challenges, our expectation, based on the midpoint of Q4 guidance, is for 27 percent year over year revenue growth in FY16. As we look to FY17, we foresee strong growth as we introduce several new products and expand share with existing and new customers. GAAP and non-GAAP gross margin for the December quarter were 47.4 percent and 47.5 percent, respectively. In Q3/FY14 Q4/FY14 Q1/FY15 Q2/FY15 Q3/FY15 Q4/FY15 Q1/FY16 Q2/FY16 Q3/FY16 Q4/FY16 $219 $150 $153 $210 $299 255 $283 $307 $348 $225* *Midpoint of guidance as of January 27, 2016 Figure B: Cirrus Logic Revenue Q3 FY14 to Q4 FY16 (M) $370 $427 $810 $714 $917 $1,162* FY2011 FY2012 FY2013 FY2014 FY2015 FY2016 Figure C: Cirrus Logic Revenue FY11 to FY16 (M) *Reflects midpoint of Q4 FY16 guidance as of January 27, 2016

4 the March quarter, gross margin should range from 47 percent to 49 percent. Operating Profit, Earnings and Cash Operating margin in the December quarter was approximately 18 percent GAAP and 23 percent on a non-GAAP basis. GAAP operating expenses were $101 million and non- GAAP operating expenses were $84.7 million. GAAP operating expenses include approximately $7.8 million in share-based compensation and $8.6 million in amortization of acquired intangibles. The sequential increase in operating expense reflects higher costs associated with additional headcount, contract labor working to accelerate key R&D projects, employee expenses and costs related to the write off of certain obsolete IT and Austin facility assets. Some of the main drivers of the year-over-year increase were additional headcount, employee expenses, amortization of acquired intangibles and costs related to the write off of certain obsolete IT and Austin facility assets. In the March quarter GAAP R&D and SG&A expenses should range from $100 million to $104 million, including roughly $8 million in share-based compensation and $9 million in amortization of acquired intangibles. This guidance reflects an uptick in R&D, which is being offset by a decline in SG&A. Cirrus Logic’s business model requires a substantial investment in R&D to effectively target fast-growing markets and design compelling products. Going forward, we expect to continue to heavily invest in critical projects, including broadening our software capabilities and new ventures such as digital headsets Figure D: Cirrus Logic GAAP R&D and SG&A Expenses/Headcount Q3 FY14 to Q4 FY16 735 751 739 1,099** 1,102 1,104 1,125 1,198 1,248 0 10 20 30 40 50 60 70 80 90 100 Q3/FY14 Q4/FY14 Q1/FY15 Q2/FY15 Q3/FY15 Q4/FY15 Q1/FY16 Q2/FY16 Q3/FY16 Q4/FY16 Expense* SG&A R&D Headcount $M *Reflects midpoint of combined R&D and SG&A guidance as of January 27, 2016 **OperaCng expense and headcount increase reflects 5 weeks of the acquisiCon of Wolfson Microelectronics ($ millions, except headcount)

5 and voice biometrics, which we believe will fuel future opportunities, while managing SG&A expenses appropriately. Our total headcount exiting Q3 was 1,248. GAAP earnings per share for the quarter were $0.63, up $0.10 sequentially and $0.28 year over year. Non-GAAP earnings per share were $0.82, up $0.17 quarter over quarter and down $0.15 from the prior year. The non-GAAP earnings per share for the December quarter includes approximately $0.38 of tax-related expense. The non-GAAP tax expense is higher versus the prior year, as the company had a significant amount of deferred tax assets and other tax credits in Q3 FY15. Our ending cash balance in the December quarter was $249 million, up from $165.2 million the prior quarter. Cash from operations was approximately $116.3 million. The company’s balance sheet reflects $160.4 million of debt, unchanged from the September quarter. Interest expense related to this debt is currently expected to be approximately $1 million per quarter. In the December quarter we used roughly $20 million to repurchase 687,521 shares of common stock at an average price of $29.08. The company has approximately $212.5 million remaining in our share repurchase programs. We will continue to evaluate potential uses of cash including investment in R&D, acquisitions, the repurchase of shares and repayment of debt. Taxes Cirrus Logic’s GAAP tax expense for the December quarter was $21 million, resulting in an effective tax rate of 33.7 percent. The year-to-date GAAP tax expense was $45.3 million or a 29.2 percent effective tax rate. The non-GAAP tax expense for the quarter and year-to-date were $24.7 million and $58.7 million, respectively. The non-GAAP effective tax rates for the quarter and year-to-date were 31.4 percent and 30.6 percent, respectively. Non-GAAP tax expense includes the tax effect of higher non-GAAP income in various jurisdictions. The GAAP and non-GAAP tax expense incorporates the permanent reinstatement of the U.S. Federal R&D credit, which occurred during the quarter. Our full year FY16 GAAP and non-GAAP effective tax rates are now expected to range from

6 approximately 31 percent to 32 percent, compared to our previous estimate of 30 percent. The increase is due to a higher proportion of pre-tax income being earned in the U.S. than originally anticipated. As a result, we anticipate our GAAP and non-GAAP effective tax rates in the March quarter will be higher than the full FY16 forecast, with GAAP being up significantly more. Moving forward, we expect a growing portion of our income will be generated offshore; accordingly, our worldwide effective tax rate in FY17 should range from 28 percent to 30 percent. Company Strategy CY15 was an exciting year for Cirrus Logic as demand for our high performance, ultra low power audio and voice products accelerated across a wide range of customers and form factors. We increased our share with existing customers, broadened our customer base, ramped new 55 nanometer products, and significantly expanded the value of our SAM with the introduction of new smart codecs targeting digital headsets. In this highly competitive environment, many OEMs increasingly believe the audio and voice experience plays a key role in differentiating their products. Interest in features such as always-on voice control and louder sound output with a consistent user experience is growing rapidly. As the leading supplier of complete end-to-end audio and voice solutions including smart codecs, boosted amplifiers and microphones, we expect to continue to capitalize on this increasing demand. We are confident that our strategy of focusing on innovative market leading customers in the fastest growing audio and voice segments and our robust product roadmap, including scalable platforms with hardware and software solutions that target various product tiers, will fuel future growth. This success is expected to be driven by increasing content with existing customers; broadening our market share in handset OEMs three through ten; and driving key flagship features into mid-tier mobile devices. As we move into our next fiscal year, we anticipate strong year-over-year revenue growth as we introduce several new products and gain traction with these initiatives. Longer term, the company will leverage the technology developed for mobile into adjacent markets including wearables and the smart connected home. Additionally, we believe that our increased level of investment targeting technology and software capabilities that improve

7 the voice experience, such as always-on voice, voice biometrics, and various offerings to improve voice interaction will significantly increase Cirrus Logic’s SAM over the coming years. Demand for our smart codecs in flagship and more recently mid-tier smartphones remains strong. We continue to win designs where key customers choose our audio and voice solutions as an alternative to the standard audio offerings from SOC vendors. As such, during the quarter we ramped in several additional smartphones with another OEM. This reinforces the growing importance that our customers place on ultra-low power and sophisticated signal processing features such as always-on voice control and our ability to optimize components to meet their performance and price requirements. While we anticipate a rebalance of share at a leading Android customer as they revert to a dual sourcing strategy on core chipsets, design activity at numerous OEMs for flagship and midtier products remains robust and as we move through the coming year we expect to expand our share with both new and existing customers. Cirrus Logic introduced its first boosted amplifier in CY12. We have recognized three consecutive years of significant year-over-year unit growth, shipping over one billion units. During the quarter, we continued to gain momentum as we ramped new products at an existing customer and were actively designing with numerous OEMs for flagship and mid-tier smartphones. We are thrilled with the success of this business and are excited about our opportunities for the continued expansion of this product line. There are numerous trends driving a meaningful increase in demand for high quality boosted amplifiers across a wide range of OEMs and product tiers. The increase comes from many leading mobile OEMs and is rooted in the need to deliver louder sound output from microspeakers without compromising sound quality and the listening experience. Further, the push for thinner industrial designs in mobile devices limits the physical space allocated to speaker systems. These form factor constraints require amplifiers to consume less board space while providing increased complexity in the hardware and software algorithms to move sound with less air and ensure the speaker, battery and overall signal path is protected. Finally, use cases continue to expand and evolve, and when coupled with the

8 aforementioned push for thinner industrial designs restricting space for speakers, OEMs are increasingly looking for alternative solutions to drive even louder high quality speaker outputs, including utilizing multiple amplifiers. Although this market remains highly competitive, going forward, we believe revenue generated by this business will continue to grow substantially in FY17. While the desire for innovative audio and voice features in smartphones is immense, the accessories attached to handsets are being viewed more and more by OEMs as another path for differentiation. Identifying this emerging market several years ago, Cirrus Logic leveraged our 55 nanometer transition to develop a number of ultra low power, high performance products targeting digital headsets. This technology enables the company to optimize our product portfolio to address a wide range of specifications and price points. At the high end, our disruptive headphone smart codec provides high-fidelity audio playback and advanced features such as adaptive active noise cancelling (ANC) across all form factors, including non-sealed earbuds. Our digital headset components designed for mainstream applications deliver a cost-effective high-fidelity audio experience. Further, we have solutions and reference designs for digital headsets and accessories utilizing the Lightning® connector, which are available through Apple's MFi partner program. Along with the upcoming broad deployment of USB-C in Android handsets, this positions us to deliver digital headset solutions and reference designs for the primary digital connectors found in leading smartphones. A key benefit of more advanced digital connections between the handset and headset is allowing power to be drawn from the handset, which provides a meaningful cost reduction and form factor improvement by eliminating the need for a battery in an active headset. We are very encouraged with our momentum this past quarter, as we remained heavily engaged in design activity across product tiers with numerous smartphone and retail accessory OEMs. We expect to continue to invest substantially in this new product category as we build an extensive portfolio of products with the functionally and price points appropriate for the flagship and mid-tier categories. While the digital headset market is in the early stages of development, we are very excited about our opportunities to drive long-term growth with these products and believe they will contribute meaningfully to revenue this calendar year.

9 We believe the company is poised to expand content over the coming years as we continue to cross-sell smart codecs and amplifiers to existing customers, expand our market share with mobile OEMs three through ten, build upon our success in MEMS microphones and gain momentum with our recently introduced smart codecs for the emerging digital headsets market. With a variety of vectors for expansion, we are extremely optimistic about our prospects for sustained revenue growth in the future and our ability to deliver shareholder value. Summary and Guidance For the March quarter we expect the following results: • Revenue to range between $210 million and $240 million; • GAAP gross margin to be between 47 percent and 49 percent; and • Combined GAAP R&D and SG&A expenses to range between $100 million and $104 million, including approximately $8 million in share-based compensation expense and $9 million in amortization of acquired intangibles. In summary, despite the short-term impact to our revenue in Q3 and Q4, we are pleased with our outlook for FY16 as we are on track to grow over 20 percent year-overyear. Cirrus Logic is uniquely positioned to capitalize on the rapidly growing demand for innovative audio and voice solutions across the mobile phone, smart accessory and digital headset markets. With an outstanding portfolio of products, an extensive roadmap and solid relationships with many of the leading consumer OEMs, the company expects strong growth in FY17. Sincerely,

10 Jason Rhode Thurman Case President and Chief Executive Officer Chief Financial Officer Conference Call Q&A Session Cirrus Logic will host a live Q&A session at 5 p.m. EST today to answer questions related to its financial results and business outlook. Participants may listen to the conference call on the Cirrus Logic website. Participants who would like to submit a question to be addressed during the call are requested to email investor.relations@cirrus.com. A replay of the webcast can be accessed on the Cirrus Logic website approximately two hours following its completion, or by calling (404) 537-3406, or toll-free at (855) 859- 2056 (Access Code: 8524794). Use of Non-GAAP Financial Information To supplement Cirrus Logic's financial statements presented on a GAAP basis, Cirrus has provided non- GAAP financial information, including gross margins, operating expenses, net income, operating profit and income, tax expenses, effective tax rate and diluted earnings per share. A reconciliation of the adjustments to GAAP results is included in the tables below. Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. The non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. Safe Harbor Statement Except for historical information contained herein, the matters set forth in this news release contain forward-looking statements, including expectations for growth and product ramps in the fourth quarter and 2017 and beyond, our estimates of effective tax rates, and fourth quarter fiscal year 2016 revenue, gross margin, combined research and development and selling, general and administrative

11 expense levels, share-based compensation expense and amortization of acquired intangibles. In some cases, forward-looking statements are identified by words such as “expect,” “anticipate,” “forsee,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the following: the level of orders and shipments during the fourth quarter of fiscal year 2016, customer cancellations of orders, or the failure to place orders consistent with forecasts, along with the timing and success of future product ramps; and the risk factors listed in our Form 10-K for the year ended March 28, 2015, and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise. Summary financial data follows: Dec. 26, Sep. 26, Dec. 27, Dec. 26, Dec. 27, 2015 2015 2014 2015 2014 Q3'16 Q2'16 Q3'15 Q3'16 Q3'15 Portable audio products $ 308,803 $ 257,152 $ 253,355 $ 8 01,821 $ 529,487 Non-portable audio and other products 39,060 49,604 45,251 1 35,431 131,898 CIRRUS LOGIC, INC. CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS (unaudited) (in thousands, except per share data) Three Months Ended Nine Months Ended Net sales 347,863 306,756 298,606 9 37,252 661,385 Cost of sales 182,952 164,535 167,775 4 97,666 354,612 Gross profit 164,911 142,221 130,831 4 39,586 306,773 Gross margin 47.4% 46.4% 43.8% 46.9% 46.4% Research and development 70,290 67,258 55,474 2 03,383 139,808 Selling, general and administrative 30,632 30,103 27,783 89,854 69,011 Acquisition related costs - 3,200 - 18,137 Restructuring and other - 1,455 Patent agreement and other 78 752 - (11,670) - Total operating expenses 101,000 98,113 86,457 2 81,567 228,411 Income from operations 63,911 44,108 44,374 1 58,019 78,362 Interest expense, net (591) (601) (1,042) (1,830) (4,179) Other expense, net (925) (524) (1,071) (1,313) (12,564) Income before income taxes 62,395 42,983 42,261 1 54,876 61,619 Provision for income taxes 21,011 8,103 19,532 45,258 27,790 Net income $ 41,384 $ 34,880 $ 22,729 $ 1 09,618 $ 33,829 Basic earnings per share: $ 0.65 $ 0.55 $ 0.36 $ 1.73 $ 0.54 Diluted earnings per share: $ 0.63 $ 0.53 $ 0.35 $ 1.66 $ 0.52 Weighted average number of shares: Basic 63,328 63,346 62,885 63,316 62,386 Diluted 65,761 66,329 65,214 66,184 65,024 Prepared in accordance with Generally Accepted Accounting Principles

12 Dec. 26, Sep. 26, Dec. 27, Dec. 26, Dec. 27, 2015 2015 2014 2015 2014 Net Income Reconciliation Q3'16 Q2'16 Q3'15 Q3'16 Q3'15 GAAP Net Income $ 41,384 $ 34,880 $ 22,729 $ 1 09,618 $ 33,829 Amortization of acquisition intangibles 8,634 8,133 5,151 23,908 7,921 Stock based compensation expense 7,761 8,688 7,815 24,720 19,933 (not prepared in accordance with GAAP) CIRRUS LOGIC, INC. RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION (unaudited, in thousands, except per share data) Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. As a note, the non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. Certain modifications to prior year non-GAAP presentation has been made and had no material effect on the results of operations. Three Months Ended Nine Months Ended Patent agreement and other 78 752 - (11,670) - Restructuring and other costs, net - 1,455 Wolfson acquisition items - 9,903 - 43,082 Adjustment to income taxes (3,737) (9,492) 17,714 (13,404) 24,704 Non-GAAP Net Income $ 54,120 $ 42,961 $ 63,312 $ 1 33,172 $ 130,924 Earnings Per Share Reconciliation GAAP Diluted earnings per share $ 0.63 $ 0.53 $ 0.35 $ 1.66 $ 0.52 Effect of Amortization of acquisition intangibles 0.13 0.12 0.08 0.36 0.12 Effect of Stock based compensation expense 0.12 0.13 0.12 0.37 0.31 Effect of Patent agreement and other - 0.01 - (0.18) - Effect of Restructuring and other costs, net - 0.02 Effect of Wolfson acquisition items - 0.15 - 0.66 Effect of Adjustment to income taxes (0.06) (0.14) 0.27 (0.20) 0.38 Non-GAAP Diluted earnings per share $ 0.82 $ 0.65 $ 0.97 $ 2.01 $ 2.01 Operating Income Reconciliation GAAP Operating Income $ 63,911 $ 44,108 $ 44,374 $ 1 58,019 $ 78,362 GAAP Operating Profit 18% 14% 15% 17% 12% Amortization of acquisition intangibles 8,634 8,133 5,151 23,908 7,921 Stock compensation expense - COGS 213 380 273 918 757 Stock compensation expense - R&D 4,183 4,126 2,904 12,177 8,228 Stock compensation expense - SG&A 3,365 4,182 4,638 11,625 10,948 Patent agreement and other 78 752 - (11,670) - Restructuring and other costs, net - - -1,455 Wolfson acquisition items - - 9,903 - 28,642 Non-GAAP Operating Income $ 80,384 $ 61,681 $ 67,243 $ 1 94,977 $ 136,313 Non-GAAP Operating Profit 23% 20% 23% 21% 21% Operating Expense Reconciliation GAAP Operating Expenses $ 101,000 $ 98,113 $ 86,457 $ 2 81,567 $ 228,411 Amortization of acquisition intangibles (8,634) (8,133) (5,151) (23,908) (7,921) Stock compensation expense - R&D (4,183) (4,126) (2,904) (12,177) (8,228) Stock compensation expense - SG&A (3,365) (4,182) (4,638) (11,625) (10,948) Patent agreement and other (78) (752) - 11,670 - Restructuring and other costs, net - - - - (1,455) Wolfson acquisition items - - (3,200) - (20,329) Non-GAAP Operating Expenses $ 84,740 $ 80,920 $ 70,564 $ 2 45,527 $ 179,530 Gross Margin/Profit Reconciliation GAAP Gross Margin $ 164,911 $ 142,221 $ 130,831 $ 4 39,586 $ 306,773 GAAP Gross Profit 47.4% 46.4% 43.8% 46.9% 46.4% Wolfson acquisition items -6,703 - 8,313 Stock compensation expense - COGS 213 380 273 918 757 Non-GAAP Gross Margin $ 165,124 $ 142,601 $ 137,807 $ 4 40,504 $ 315,843 Non-GAAP Gross Profit 47.5% 46.5% 46.2% 47.0% 47.8% Effective Tax Rate Reconciliation GAAP Tax Expense $ 21,011 $ 8,103 $ 19,532 $ 4 5,258 $ 27,790 GAAP Effective Tax Rate 33.7% 18.9% 46.2% 29.2% 45.1% Adjustments to income taxes 3,737 9,492 (17,714) 13,404 (24,704) Non-GAAP Tax Expense $ 24,748 $ 17,595 $ 1,818 $ 5 8,662 $ 3,086 Non-GAAP Effective Tax Rate 31.4% 29.1% 2.8% 30.6% 2.3% Tax Impact to EPS Reconciliation GAAP Tax Expense $ 0.32 $ 0.12 $ 0.30 $ 0.68 $ 0.43 Adjustments to income taxes 0.06 0.14 (0.27) 0.20 (0.38) Non-GAAP Tax Expense $ 0.38 $ 0.26 $ 0.03 $ 0.88 $ 0.05

CIRRUS LOGIC, INC.
CONSOLIDATED CONDENSED BALANCE SHEET
(in thousands)

	Dec. 26, 2015	Mar. 28, 2015	Dec. 27, 2014
ASSETS	(unaudited)		(unaudited)
Current assets			
Cash and cash equivalents	$ 159,572	$ 76,401	$ 66,607
Marketable securities	67,148	124,246	106,061
Accounts receivable, net	127,754	112,608	148,386
Inventories	137,723	84,196	73,896
Deferred tax asset	19,404	18,559	14,143
Other current assets	37,982	35,903	27,081
Total current Assets	549,583	451,913	436,174
Long-term marketable securities	22,327	60,072	3,404
Property and equipment, net	159,149	144,346	137,291
Intangibles, net	171,664	175,743	181,675
Goodwill	287,518	263,115	264,879
Deferred tax asset	27,581	25,593	24,991
Other assets	18,099	27,996	16,654
Total assets	$ 1,235,921	$ 1,148,778	$ 1,065,068
LIABILITIES AND STOCKHOLDERS' EQUITY			
Current liabilities			
Accounts payable	$ 114,483	$ 112,213	$ 77,195
Accrued salaries and benefits	22,438	24,132	20,164
Deferred income	4,162	6,105	5,417
Other accrued liabilities	36,301	34,128	27,402
Total current liabilities	177,384	176,578	130,178
Long-term debt	160,439	180,439	200,439
Other long-term liabilities	38,223	34,990	21,073
Stockholders' equity:			
Capital stock	1,198,547	1,159,494	1,135,719
Accumulated deficit	(336,653)	(400,613)	(421,514)
Accumulated other comprehensive loss	(2,019)	(2,110)	(827)
Total stockholders' equity	859,875	756,771	713,378
Total liabilities and stockholders' equity	$ 1,235,921	$ 1,148,778	$ 1,065,068

Prepared in accordance with Generally Accepted Accounting Principles

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